Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Announces Retirement of Steven R. Lacy,

Chief Administrative Officer, General Counsel and Secretary, Effective Year-End 2020

Stephanie L. Apostolou Elected General Counsel and Secretary

PITTSBURGH, February 18, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today announced that Steven R. Lacy, Chief Administrative Officer, General Counsel and Secretary of Koppers Inc. and Koppers Holdings Inc., will retire after a 20-year career with the company, effective December 31, 2020.  In the interim period, Mr. Lacy will transition to a new role as Assistant to the President of Koppers Inc. beginning March 1, 2020. As a result, Stephanie L. Apostolou, Deputy General Counsel and Assistant Secretary, has been elected General Counsel and Secretary of Koppers Inc. and Koppers Holdings Inc., effective March 1, 2020.  At that time, Mr. Lacy will transition from his current position and assume his new role.

Speaking about his retirement and new role, Lacy said, “The time is right to transition into an advisory role preceding my retirement. Koppers will be in great hands with Stephanie as its new General Counsel, and I hope to bring several important pending projects to a successful conclusion before my departure. It has been my privilege to serve Koppers these many years and, while I will definitely miss the many fine people at Koppers with whom I work, I look forward to spending more time with my family.”

Apostolou commented, “It’s an honor to take on greater leadership responsibilities at Koppers.  I am very grateful for the trust and confidence placed in me. Steve has been an invaluable mentor and role model for me throughout my career and has built an excellent, dedicated legal team within Koppers.  I look forward to applying my best efforts to carry that legacy forward in support of our Company’s employees as well as our other stakeholders.”

President and CEO Leroy M. Ball added, “Steve has played a tremendous role in the evolution of Koppers from the time he joined the company twenty years ago.  He helped to lead the company’s return to the public markets in 2006, held a key role in several significant acquisitions, and has been a trusted advisor on many projects, large and small, that have resulted in Koppers becoming the global leader in wood preservation technologies.  This transition into retirement will allow our organization to retain the value of his counsel on higher profile matters for a while longer as Stephanie takes on her new role.  Stephanie has a great legal mind and has demonstrated sound business judgement during her time at Koppers.  Steve and his legal team have built a stellar reputation, and I have every confidence that there are more successes to come under Stephanie’s leadership.”

Mr. Lacy has served as Chief Administrative Officer, General Counsel and Secretary since January 2018.  He joined Koppers in 2001 as Vice President, General Counsel and Corporate Secretary, and over the years, gained added responsibility for Human Resources, Corporate Purchasing and Information Technology.  Prior to Koppers, Mr. Lacy garnered more than 17 years of executive experience in the steel industry in roles of increasing responsibility.  In addition, he served on the Board of Directors of the American Heart Association in the Greater Pittsburgh Region from 2015 to 2018 and continues to support the organization.

Ms. Apostolou was named Deputy General Counsel and Assistant Secretary for Koppers in January 2019.  In this role, she handles a broad array of legal matters, including significant litigation and claims, and compliance, environmental and regulatory matters.  In addition, she supports and coordinates the Company’s corporate governance function and matters relating to the Board of Directors.  She joined Koppers in 2011 as Corporate Counsel.  Prior to her career at Koppers, she worked in the Corporate and Securities practice group of global law firm Reed Smith and held various finance roles with a leading financial services provider. She is a member of the Pittsburgh Chapter of the Association for Corporate Growth Future Corporate Leader Board and a member of the Board of Directors of Junior Achievement of Western Pennsylvania.

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com.